Exhibit 99.1

VOTE THE YELLOW PROXY TODAY FOR THE DAVIDsTEA NOMINEES

Dear DAVIDsTEA Shareholder,

You have the opportunity to decide the future of DAVIDsTEA with your vote for the company’s Board of Directors. Every vote counts. Please vote the YELLOW Proxy or Voting Instruction Form TODAY to vote “FOR” the DAVIDsTEA nominees. Disregard the blue proxy or voting instruction form.

Your vote, no matter how many shares you own, is critical because this election is contested. Dissident shareholder Herschel Segal, through his holding company Rainy Day Investments Ltd. (RDI), has put forward a slate of director nominees in an attempt to take control of the board and company.

With the election date fast approaching, please consider the following:

1.              GLASS LEWIS, AN INDEPENDENT PROXY AND GOVERNANCE ADVISORY FIRM, RECOMMENDS SHAREHOLDERS VOTE “FOR” THE MANAGEMENT DIRECTOR NOMINEES.

Glass Lewis carefully reviewed the facts and arguments made by both sides and stated in a report on June 1, 2018(1):

“…we believe the incumbent board and new management team have outlined a clear and sensible strategy to address the underlying drivers of the Company’s poor financial performance in recent years. We agree that further leadership change would likely be counterproductive at this time.”

“...we believe the Dissident has nominated a generally inferior slate of candidates and that several of the Dissident Nominees appear to have connections to Mr. Segal that raise questions about their objectivity and independence.”

“Given his influential role as a director of the Company during a period of significant underperformance, as well as his age — Mr. Segal is 87 — we question whether it would be advisable to install Mr. Segal as the chief architect of a turnaround plan at this critical juncture for the Company.”

“While we generally believe shareholders should be afforded board representation that is proportional to their level of ownership, in this case, we are concerned that the Dissident is attempting to usurp the board and that its nominees and plans would cause further disruption at a critical time for the Company. As such, we believe shareholders would be best served by fully supporting the current board in this proxy contest.”

2.              ISS, ANOTHER INDEPENDENT PROXY AND GOVERNANCE ADVISORY FIRM, RECOMMENDS SHAREHOLDERS “WITHHOLD” VOTE FOR HERSCHEL SEGAL AND VOTE “FOR” THE DAVIDsTEA NOMINEES.

Independent Institutional Shareholder Services Inc. (“ISS”) stated in a report on June 2, 2018(2):

“Overall, dissident control of the board is not warranted, among other things, due to lack of detailed dissident plan (e.g., actionable proposals to initiate substantial progress and organizational improvements) and in light of recent company efforts in key business areas (e.g., enhancement of e-commerce platform and improvement of customer experience and sales via

(1), (2)            DAVIDsTEA has neither sought nor obtained consent from any third party to use previously published information in this press release.

new store renovation concept) that indicate some progress of the existing refreshed management team and board on the company’s business strategy.”

“Herschel Segal has relevant retail-industry experience and he is a founder of the company, however some of the concerns raised by the company pursuant to his candidacy seems to be valid (for instance, his performance track record at Le Château Inc. and his apparent desire to control the company’s operations by proposing himself as an executive chairman). As well, if elected as director, Segal will most probably be classified as non-independent member of the board.”

3.              OTHER SIGNIFICANT SHAREHOLDERS ARE SUPPORTIVE OF DAVIDsTEA’S NOMINEES.

Three of our other significant long-term shareholders — Porchlight Equity Management, LLC (12.8%), TDM Asset Management PTY LTD. (12.2%), and Edgepoint Wealth Management, Inc. (11.5%) — are supporting DAVIDsTEA nominees and want to protect the company’s value. They have each designated a director for the company’s slate who collectively bring extensive industry and public company experience and turnaround expertise. They want to see DAVIDsTEA improve as well and have stated publicly their strong belief that Mr. Segal is the wrong person to take charge of the company.

We believe that Herschel Segal is not acting in the best interests of all shareholders. In contrast, both your board and management want to create value for ALL shareholders. Your company has a strong, newly established management team in place with a clear plan to turn the company around. What we need right now is stability for your management team and refreshed board to continue to execute on their forward-looking plan.

We urge you to give them the opportunity to do that. We don’t need more disruption and interference. Vote TODAY for the DAVIDsTEA nominees on the YELLOW Proxy or Voting Instruction Form. Disregard any blue proxy or voting instruction form that you may receive from RDI.

Thank you for your support.

The DAVIDsTEA Board of Directors

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Shareholders are encouraged to visit the DAVIDsTEA website to read the Management Information Circular and presentation for a complete understanding of the company’s go-forward strategy and the relevant experience of the DAVIDsTEA nominees. The Circular, presentation and instructions on how to vote are publicly available on DAVIDsTEA’s website at  http://2018meeting.davidstea.com and on SEDAR (www.sedar.com).

Vote by Tuesday, June 12 at 5 p.m. (Eastern Time)

Time is short. Vote today in support of the DAVIDsTEA nominees by voting using only the YELLOW Proxy or Voting Instruction Form well in advance of the proxy deadline.

Disregard any Blue proxy or voting instruction form that you may receive from Rainy Day Investments Ltd.

For questions or voting assistance, please contact:

Laurel Hill Advisory Group

Toll Free: 1-877-452-7184

Email: assistance@laurelhill.com